GENERAL RELEASE

STRICTLY CONFIDENTIAL

THIS LEGAL DOCUMENT IS A GENERAL RELEASE WHICH WILL SERVE TO RELEASE AND WAIVE CLAIMS AND RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AGREEMENT ("Agreement") dated as of May 17, 2023, between Chris Henderson ("Employee", as hereinafter defined), residing at [redacted] and DHI Group, Inc. ("Employer", as hereinafter defined), 5745 Raccoon River Drive, Suite 200, West Des Moines, IA 50266.

WHEREAS, the parties are desirous of entering into an Agreement concerning the termination of Employee's employment relationship:

NOW, THEREFORE, it is agreed as follows:

I. Definitions

I intend all words used by this Release to have their plain meanings in ordinary English. These terms shall have the following meaning:

A. Employee, I, Me, and My mean me, Chris Henderson, and anyone who has/or obtains any legal rights or claims through me.

B. Employer means Dice Inc., Dice Career Solutions, Inc., DHI Group, Inc. and any subsidiary or affiliate of DHI Group, Inc. (collectively "DHI" and/or the "Employer"); any company related to DHI in the past or present; the past and present officers, directors, employees, attorneys, agents and representatives of DHI; any present or past employee benefit plan sponsored by DHI and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of, or on instruction from, DHI.

C. "Agreement" means this General Release.

D. My Claims means all of My rights to any relief of any kind from the Employer, including, but not limited to:

1. all claims I have now, whether or not I now know about the claims, including without limitation all claims arising out of or relating to My past employment with the Employer, the termination of that employment or statements or actions of the Employer up to the date of execution of this agreement or any claim of illegal or unfair treatment on any basis, including, but not limited to, tortious, contractual, quasi-contractual or promissory estoppel claims of wrongful discharge, misrepresentation, fraud, breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers' compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and 1871; the

Equal Pay Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act; COBRA; the Employee Retirement Income Security Act; whistleblower protections statutes; and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law;

2. all claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages from any alleged breach of contract, any tort claim and any alleged personal injury or damage;

3. all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, paid time, vacation pay, perquisites, relocation expenses, and expense reimbursements; and

3. all claims for attorney's fees, costs and interest.

However, "My Claims" does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Agreement, or any claims for breach of this Agreement.

II. Agreement to Release My Claims.

In exchange for the payment indicated on Exhibit A attached hereto, which includes all amounts for any alleged damages of any kind and attorney's fees, and which is an amount substantially in excess of the amount that I would be entitled to receive under the terms of my employment with Employer; including my employment agreement, I agree to release, waive and give up all My Claims against the Employer and release, waive and give up all actions, causes of action, claims or administrative complaints that I have against the Employer. I will not bring any lawsuits or administrative claims against the Employer relating to the Claims that I have released nor will I allow any to be brought or continued on My behalf or in My name. The money and other consideration I receive pursuant to this Release is a full and fair payment for the release of My Claims and the Employer does not owe Me anything more for My Claims. I also agree, in exchange for the consideration I will receive, that I will not seek, accept or continue an employment or independent contractor or agency relationship with the Employer. I further agree that Employer will not be obligated to process any application submitted by me or on my behalf. I agree that I will not sue or otherwise make a claim against Employer with respect to or arising in connection with any subsequent decision not to hire, engage or retain me. Those provisions will be in effect upon receipt by the Employer of this Release, signed by Me, and after the expiration of the seven (7) day revocation period. I understand that I will not receive any payments under this Release if I revoke or rescind it, and in any event, I will not receive any payments until after the seven (7) day revocation period has expired.

I further agree:

A. I will reimburse the Employer for any cost; loss; expense, including reasonable attorney's fees; awards or judgments resulting from My failure to perform My obligations under this Release or from any misstatement or omission I have made in this Release; and

B. I will indemnify and hold the Employer harmless from any costs, liability or expense, including reasonable attorney's fees, arising from the taxation, if any, of any amounts received by Me pursuant to this Release, including but not limited to any penalties or administrative expenses.

C. I will not make any negative, critical, disparaging or derogatory remarks about the Employer or its current or former directors, officers, employees or other representatives or regarding the Employer's products or services. I will not initiate contact with any newspaper, magazine, journalist, or news media of any type for the purpose of providing information about the Employer or to encourage the writing of articles or news reports about the Employer, its products, services or current or former directors, officers, employees or other representatives.

III. Payments, Consideration for Release.

I will receive from the Employer the payments indicated on Exhibit A attached hereto, less all applicable withholding deductions.

IV. Additional Agreements and Understandings.

Even though the Employer will pay Me to settle and release any claims I may have, the Employer does not admit that it is legally obligated to Me and the Employer denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing against Me.

I agree that, except as may be required by law, I will not, directly or indirectly, disclose to anyone outside the Employer, any confidential or proprietary information concerning the Employer, including but not limited to confidential or proprietary information, processes or trade secrets (hereinafter referred to as "Confidential Information"). I also agree that I will not make use of any Confidential Information for My own purposes or for the benefit of anyone or any other entity other than for the Employer.

I agree to return to the Employer any and all documents, materials, records, computer discs, database information, client information, sales documents, financial statements, budgets, forecasts or other items in My possession or control belonging to the Employer or containing Confidential Information relating to the Employer; to surrender to the Employer any identification or credit cards, keys, telephones, cell phones, smart phones, tablets, computers, or other equipment or other such items owned by the Employer or within My possession; and to promptly reconcile any outstanding expense accounts.

By signing this Release, I acknowledge that I have been, at all times, an "at-will" employee of the Employer; that I have not suffered a work-related injury that I have not properly disclosed to the Employer; that I have been paid in full all wages due and owing to Me for any and all work performed for the Employer; and that I do not have knowledge of any facts that would give rise to a claim under the Family and Medical Leave Act.

I have read this Release very carefully and understand its terms. I am hereby being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to

sign this Release is My own voluntary decision made with full knowledge that the Employer has advised Me to consult with an attorney. In agreeing to sign this Release, I have not relied on any statements or explanation made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making. I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims may have accrued and the date of My signature below. I am legally able to receive the entire sum of money being paid to Me by the Employer in settlement of My Claims. I have not assigned or pledged any of My Claims or any portion of them to any third person. I am a resident of the State of Colorado and have executed this Release within the State of Colorado. I understand and agree that this Release contains all the agreements between the Employer and Me relating to this settlement.

V. Twenty-one Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I cannot make up My mind in that period of time, the Employer may or may not allow more time. I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be My personal, voluntary decision to do so.

VI. Right to Revoke

I understand that I may revoke or cancel this Release for any reason within seven (7) calendar days after I sign it. I understand that the revocation or cancellation must be in writing and hand delivered or mailed to the Employer. If mailed, the revocation or cancellation must be:

A. Postmarked within the seven (7) day period;

B. Properly addressed to:
Pam Bilash
Human Resources
DHI Group, Inc.
6465 South Greenwood Plaza Blvd, Suite 400
Centennial, CO 80111

VII. Confidentiality and Non-Disparagement

I understand that, except as required by law, the fact of this Release and the terms and conditions of this Release will be kept completely confidential and it will not be discussed, disclosed or revealed, directly or indirectly, to any person, corporation, or other entity other than to My accountant, attorney or other legal advisor and members of My immediate family. In the event that I violate this prohibition, I shall forfeit the amount of five thousand dollars ($5,000) to the Employer, and the Employer shall be entitled to collect that amount, through legal process or otherwise, from Me immediately, together with its costs and attorney's fees. This amount shall be as liquidated damages, not a penalty. I also agree not to defame or disparage Employer or its products or services.

VIII. Confidentiality, Non-Disclosure, and Non-Competition Agreement Remains in Effect

I acknowledge that I have executed a Employment Agreement between Myself and the Employer. I understand and agree that the terms of the Confidentiality, Non-Disclosure, and Non-Compete Agreement continue to remain in effect for the time period set forth in the Confidentiality, Non-Disclosure, and Non-Compete Agreement.

IX. Permitted Communications

I understand that nothing in this Agreement is intended to prevent me from filing a charge with the United States Equal Opportunity Commission or other governmental agency, participating in an investigation conducted by a governmental agency, or responding to a subpoena or other court order.

X. Arbitration

I agree that at the option of the Employer, any controversy of claim arising out of, or relating to this Agreement, or the alleged breach thereof shall be settled by arbitration. Judgment upon that award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be through and under the American Arbitration Association commercial arbitration rules. Reasonable attorney's fees of the prevailing party in connection with the arbitrator, as well as the costs of the American Arbitration Association and arbitrator, shall be assessed against the non-prevailing party.

XI. Integration

I understand that this Agreement constitutes the entire agreement between the Parties concerning the termination of Employee's employment relationship and that it cannot be modified in the future except in a writing signed by both the Employer and Me.

XII. Severability

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

XIII. Choice of Law

The parties agree that this Agreement shall be governed by the laws of the State of Iowa.

XIV. Other Liens and Claims

I represent and warrant that no Medicaid payments have been made to or on behalf of me and that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to My Claims. I further agree that I, and not the Company, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

XV. Counterparts

I agree that this Agreement may be signed in counterparts.

XVI. My Representations

I have authority to enter into this Agreement. I am legally able and entitled to receive the entire consideration being provided to me in settlement and release of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Employer. No child support orders, garnishment orders, or other orders requiring that money owed to me by Employer be paid to any other person are now in effect.

I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation for time that I worked and that I earned during my employment with Employer as well as any due to me in connection with the termination of that employment.

I am solely liable for the timely reporting and timely payment of taxes due, if any, on the amounts paid by Employer to me under this Agreement.

I have not made or filed any claims, complaints, or actions of any kind against the Employer with any court of law, arbitration organization, or local, state, or federal government agency.

I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations made by the Employer except as specifically set forth in this Agreement. I am voluntarily releasing and waiving My Claims against the Company and by signing below do so. I intend this Agreement to be legally binding

I understand and agree that none of this consideration will be submitted to Me until after My right to revoke this Release has expired.

Agreed To:

By: [signature]
Print Name: J Christopher Henderson
Date: May 18, 2023

DHI Group, Inc.

By: Pamela Bilash
Print Name: Pamela Bilash
Print Title: Chief Human Resources Officer
Date: May 17, 2023

EXHIBIT A

The terms presented herein are considered confidential and are not to be disclosed.

Name:	Chris Henderson
Start Date:	April 29, 2019
Term Date:	July 31, 2023
Monthly Salary:	$34,166.66
Severance:	9 months
Total Severance:	$307,500, less applicable tax withholdings and deductions. Severance will be paid according to the Company's normal payroll practices and schedule.
Equity:	On your Term Date, 33,334 shares of your unvested restricted stock related to the January 26, 2021, grant, 31,667 shares of your unvested restricted stock related to the January 25, 2022, grant, 30,000 shares of your unvested restricted stock related to the February 3 ,2023, grant, 66,668 shares of your unvested PSUs related to the January 26, 2021, grant, and 58,249 shares of your unvested PSUs related to the January 25, 2022, grant will accelerate and become fully vested. With respect to restricted stock and PSUs, other than as specified in the Separation Agreement, all unvested shares will be forfeited as of the Term Date.
Health Benefits:	The Employer will pay the additional cost of continuing your medical and dental benefits under COBRA through July 31, 2024, provided you continue to pay the employee contribution for such benefits; notwithstanding the foregoing, the Employer's obligation to provide such benefits shall terminate in the event you become eligible to receive similar benefits before July 31, 2024.